Exhibit 3.7
Second Amendment to the
Third Amended and Restated
Bylaws
of
CAMERON INTERNATIONAL CORPORATION
 (hereinafter called the "Corporation")

Bylaw Amendment

 “Article III, Directors, Section 1. Number and Election of Directors” of the Company’s Bylaws is amended in its entirety to read as follows:

ARTICLE III

DIRECTORS

Section 1.  Number and Election of Directors. The Board of Directors shall consist of not less than five nor more than fifteen members, the exact number of directors to be determined from time to time by resolution adopted by a majority of the entire Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.  The term of the initial Class I directors shall terminate on the date of the 1996 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 1997 annual meeting of stockholders; and the term of the initial Class III directors shall terminate on the date of the 1998 annual meeting of the stockholders.  At each annual meeting of stockholders beginning in 1996, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.  A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office by the Board of Directors for incapacity, failure to perform his or her duties, acts that could be a detriment to the Company, or for any other justifiable cause, in each case as so determined by the Board of Directors.  Any vacancy on the Board of Directors, however resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.  Any director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.  Any director may resign at any time upon notice to the Corporation.  Directors need not be stockholders.